Exhibit 99.1

Contacts:	Robert Saltmarsh Chief Financial Officer Nanogen, Inc. 858-410-4600 rsaltmarsh@nanogen.com	Pam Lord Atkins + Associates Media & Investor Relations 858-527-3497 plord@irpr.com

NANOGEN REPORTS 2005 SECOND QUARTER FINANCIAL RESULTS

SAN DIEGO, CA, August 2, 2005 – Nanogen, Inc. (Nasdaq: NGEN), developer of advanced diagnostic products, today announced its unaudited financial results for the quarter ended June 30, 2005. Total revenues for the second quarter of this year increased by 180 percent to $3.1 million from $1.1 million in the same period in 2004, and decreased slightly from $3.2 million in the first quarter of 2005. Product revenues for the second quarter of 2005 were $1.1 million compared to $0.5 million for the second quarter of 2004 and $1.2 million in the first quarter of 2005.

Nanogen’s research and development, and selling, general and administrative operating expenses for the second quarter of 2005 were $11.6 million compared to $8.3 million in the quarter one year ago reflecting primarily increased expense from acquired companies. These expenses were approximately $0.7 million higher than the research and development, and selling, general and administrative expenses of $10.9 million in the first quarter of 2005 due mostly to sales and marketing costs associated with the anticipated shipment of new products.

Nanogen’s consolidated cash, cash equivalents and short-term investments balance at the end of the second quarter of 2005 was $31.9 million, compared to $39.8 million at the close of the previous quarter.

For the quarter ended June 30, 2005, Nanogen reported a net loss of $9.7 million or $0.20 per share, compared to a net loss of $12.9 million or $0.39 per share in the same period of 2004 and a loss of $8.3 million or $0.17 per share in the first quarter of 2005.

“Our second quarter’s results were consistent with those of the previous quarter demonstrating the stability of our financial model following the integration of two acquisitions. We have built a good foundation on which new products and further acquisitions can be added,” said Howard C. Birndorf, Nanogen’s chairman of the board and chief executive officer. “We are eagerly anticipating the shipment of new products later this fiscal year that will help us grow our revenue base and set the stage for significant growth during 2006.”

Nanogen recently made an equity investment in Jurilab, a Finnish company that has developed a rich database of genetic markers over the past twenty years. The investment is the latest step in implementing Nanogen’s strategy to create an advanced diagnostics company with proprietary content, market-leading solutions, and a robust platform technology. Through its new alliance, Nanogen will acquire certain rights to develop unique diagnostic products based on genes and gene markers discovered by Jurilab. Jurilab’s initial efforts have focused on cardiovascular and metabolic diseases including adult onset diabetes.

Webcast of Today’s Conference Call

Nanogen management will host a conference call today to discuss the preliminary second quarter 2005 results at 4:30 p.m. Eastern Time (1:30 p.m. Pacific). Audio of management’s presentation will be available via live webcast on the investor relations section of Nanogen’s corporate web site at www.nanogen.com, and will be archived for 90 days. A digital recording of the call will also be available for 48 hours, beginning two hours after the completion of the conference call on August 2, and can be accessed via telephone at (877) 660-6853 for US/Canada participants, and (201) 612-7415 for international participants. The account number, 286, along with the conference ID, 162458, will be required to listen to the playback.

About Nanogen, Inc.

Nanogen’s advanced diagnostics provide researchers, clinicians and physicians worldwide with improved methods and tests to predict, diagnose and ultimately help treat disease. The company’s products include real-time PCR reagents, the NanoChip® Molecular Biology Workstation platform for molecular diagnostic applications and a line of rapid point-of-care diagnostic tests. Nanogen’s ten years of pioneering research involving nanotechnology holds the promise of miniaturization and continues to be supported for its potential for diagnostic and biowarfare applications. For additional information please visit Nanogen’s website at www.nanogen.com.

Forward-Looking Statement

This press release contains forward-looking statements that are subject to risks and uncertainties, including statements regarding future financial and operating performance and projections regarding growth. These forward-looking statements are based on current expectations and speak only as of the date hereof. Actual results may differ materially from those set forth in the forward-looking statement, as a result of various factors and uncertainties, including whether Jurilab’s technology will be successfully commercialized, whether patents owned or licensed by Nanogen will be developed into products, whether the patents owned by Nanogen offer any protection against competitors with competing technologies, whether products under development can be successfully developed and commercialized, and whether unforeseen problems may impact the timing of planned product launches, and other risks and uncertainties discussed under the caption “Factors That May Affect Results” and elsewhere in Nanogen’s Form 10-K or Form 10-Q most recently filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Nanogen disclaims any intent or obligation to update these forward-looking statements.

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NANOGEN, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except par value and share data)

	As of June 30, 2005	As of December 31, 2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$18,824	$15,372
Short-term investments	13,051	36,562
Receivables, net	2,334	2,023
Inventories, net	2,274	1,744
Other current assets	2,253	1,741

Total current assets	38,736	57,442
Property and equipment, net	8,101	8,500
Acquired technology rights, net	10,587	11,819
Restricted cash	1,411	1,411
Other assets, net	804	780
Goodwill	96,178	96,072

Total assets	$155,817	$176,024

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$7,653	$9,923
Deferred revenue	442	420
Common stock warrants	275	1,112
Current portion of debt obligations	874	988

Total current liabilities	9,244	12,443
Debt obligations, less current portion	658	610
Other long-term liabilities	5,508	5,455

Total long-term liabilities	6,166	6,065
Stockholders’ equity:
Convertible preferred stock, $0.001 par value, 5,000,000 shares authorized; no shares issued and outstanding at June 30, 2005 and December 31, 2004	—	—
Common stock, $0.001 par value, 135,000,000 shares authorized at June 30, 2005 and December 31, 2004; 47,859,967 and 47,765,581 shares issued and outstanding at June 30, 2005 and December 31, 2004, respectively	48	48
Additional paid-in capital	375,404	374,910
Accumulated other comprehensive loss	(115)	(174)
Deferred compensation	(868)	(1,184)
Accumulated deficit	(233,140)	(215,162)
Treasury stock, at cost, 500,189 shares at June 30, 2005 and December 31, 2004, respectively	(922)	(922)

Total stockholders’ equity	140,407	157,516

Total liabilities and stockholders’ equity	$155,817	$176,024

NANOGEN, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenues:
Product sales	$1,078	$477	$2,288	$1,609
License fees and royalty income	1,623	38	3,323	190
Sponsored research	—	125	—	500
Contracts and grants	434	478	700	978

Total revenues	3,135	1,118	6,311	3,277
Costs and expenses:
Cost of product sales	1,128	1,940	2,274	2,854
Research and development	5,160	4,040	10,072	8,388
Selling, general and administrative	6,410	4,234	12,377	7,809
Charge for acquire in-process research and development	—	3,758	—	3,758
Amortization of purchased intangible assets	392	—	785	—

Total costs and expenses	13,090	13,972	25,508	22,809

Loss from operations	(9,955)	(12,854)	(19,197)	(19,532)
Other income (expense):
Interest income, net	309	129	488	231
Other expense	(22)	(147)	(110)	(167)
Warrant valuation adjustment	(44)	—	837	—
Gain on foreign currency translation	(9)	(17)	4	1,204

Total other income	234	(35)	1,219	1,268

Net loss	$(9,721)	$(12,889)	$(17,978)	$(18,264)

Net loss per share — basic and diluted	$(0.20)	$(0.39)	$(0.38)	$(0.61)

Number of shares used in computing net loss per share — basic and diluted	47,783	32,798	47,778	29,870